Exhibit 5.1

September 9, 2005	Main (858) 450-8400 Fax (858) 450-8499

iVOW, Inc.

2101 Faraday Avenue

Carlsbad, CA 92008

Re:                             Registration Statement on Form S-3 for 20,518,523 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to iVOW, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 9, 2005 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) (i) 8,333,288 shares of the Company’s Common Stock (the Private Placement Shares”) and 8,333,288 shares of the Company’s Common Stock (the “Private Placement Warrant Shares”) issuable upon exercise of Common Stock Warrants (the “Private Placement Warrants”) issued in a private placement in July 2005 (the “Private Placement”), (ii) 416,664 shares of the Company’s Common Stock (the “Placement Agent Warrant Shares”) issuable upon exercise of a Common Stock Warrant (the “Placement Agent Warrant”) issued to the placement agent for the Private Placement and 416,664 shares of the Company’s Common Stock (the “PA Warrant Shares”) issuable upon exercise of a Common Stock Warrant (the “PA Warrant”) to be issued to the placement agent upon exercise of the Placement Agent Warrant and (iii) 1,772,533 shares of the Company’s Common Stock (the “Recapitalization Shares”) and 1,246,086 shares of the Company’s Common Stock (the “Reacapitalization Warrant Shares”) issuable upon exercise of Common Stock Warrants (the “Recapitalization Warrants”) issued in a recapitalization of the Company’s outstanding Series A Preferred Stock in July 2005.  The Private Placement Shares and the Recapitalization Shares shall be collectively referred to herein as the “Shares.”  The Private Placement Warrants, the Placement Agent Warrant, the PA Warrant and the Recapitalization Warrants shall be collectively referred to herein as the “Warrants.”  The Private Placement Warrant Shares, the Placement Agent Warrant Shares, the PA Warrant Shares and the Recapitalization Warrant Shares shall be collectively referred to herein as the “Warrant Shares.”

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have reviewed the Company’s organizational documents, the subscription agreements for the Private Placement Shares and the Private Placement Warrants, the selling

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agreement related to the Placement Agent Warrant, the Recapitalization Agreements related to the Recapitalization Shares and the Recapitalization Warrants.  For purposes of rendering this opinion, we have examined the originals or copies identified to our satisfaction as being true and complete copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as conformed or photocopies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.

Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Shares that are currently outstanding are legally issued, fully paid and non-assessable, and (iii) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of the Warrants in accordance with the Warrants’ terms will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants or the Warrant Shares.

Very truly yours,